EXHIBIT (10-3)

Summary of Additional Personal Benefits Available to Certain Officers and Non-Employee Directors

ADDITIONAL PROGRAMS AVAILABLE TO CERTAIN OFFICERS AND
NON-EMPLOYEE DIRECTORS

I.     Certain Officer Programs

The following is a summary of programs that are available to employees at the President level or higher ("Eligible Employees").

Financial Counseling
The Financial Counseling Program is an annual stipend program designed to address the special tax, estate, and financial planning needs of Eligible Employees. The Company provides an annual $8,500 stipend upon confirmation from each participant that a tax or financial planning service has been retained in the current calendar year.

Executive Physical
The Company will provide an annual physical offered at a Company-approved health facility in Cincinnati.

Personal Security
The Company provides personal security services such as home security systems/monitoring and secured workplace parking to the Chief Executive Officer at Company expense. In addition, the Chief Human Resources Officer may approve personal security services to other Company Employees where appropriate, again at Company expense.

Spouse and Personal Travel
The Company pays for reasonable air and ground transportation, other incidental costs plus sightseeing tours and similar activities when applicable, when spouses (or significant others) accompany employees for business purposes. Business purpose is established and approved by the Chief Human Resources Officer, for example in circumstances where there is a need to familiarize the spouse with business issues and demands facing employees, or to meet other P&G employees and spouses.

While Company aircraft is generally used for Company business only, for security reasons the Chief Executive Officer is required to use Company aircraft for all air travel, including personal travel and travel to outside board meetings. While traveling on Company aircraft, the Chief Executive may bring a limited number of guests to accompany him. If a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, the Chief Financial Officer and the Vice Chairs of the Company may use the aircraft for personal travel and guest accompaniment including travel to outside board meetings where the other company cannot provide transportation. Outside boards typically provide some level of reimbursement to the Company for these trips. To the extent personal travel results in imputed income to the executive, the Company does not provide gross-up payments to cover the executive's personal income tax due on such imputed income.

Limited Local Transportation
To increase efficiency, Eligible Employees are provided limited local transportation within Cincinnati.

II.     Non-Employee Director Programs

This paragraph summarizes a travel program available to spouses, significant others and family members (collectively, "Guests") who accompany non-employee directors ("Directors"). The purpose of this program is to familiarize the Guests with the business issues and demands facing the Directors and to meet other Guests.

Generally, Guests are permitted to accompany Directors to regular Board meetings and other Board activities, so long as the Director is using Company aircraft and the Guests do not cause incremental aircraft costs. In addition, Directors are encouraged to bring a Guest to two Board meetings each year. With respect to these meetings, the Guests' travel costs may be incremental and/or may involve commercial flights. The Company pays for these costs and arranges and pays for sightseeing tours and similar activities and other incidental costs for Directors and Guests, while Directors attend both regular and off-site Board meetings.